Exhibit 99.1
Press Release
HEALTHTRONICS SIGNS DEFINITIVE MERGER
AGREEMENT WITH ENDOCARE
AUSTIN, Texas and IRVINE, California, June 8, 2009 (GLOBE NEWSWIRE) — HealthTronics, Inc. (Nasdaq:HTRN) and Endocare, Inc. (Nasdaq:ENDO) announced today that they have entered into a definitive merger agreement that has been unanimously approved by the boards of directors of each company. Prior to entering into the merger agreement with HealthTronics, Endocare terminated its merger agreement with Galil Medical Ltd. and the related private placement of its common stock on the basis that not all of the closing conditions to the merger are capable of being fulfilled.
Under the terms of the new merger agreement, HealthTronics has agreed to acquire all of the outstanding shares of Endocare common stock pursuant to an exchange offer in which Endocare stockholders can elect to receive for each Endocare share $1.35 per share in cash, provided that the cash consideration does not exceed 50% of the total consideration, or 0.7764 shares of HeathTronics’ stock, provided that the stock consideration does not exceed 75% of the total consideration.
“We believe that by combining our two companies HealthTronics will solidify its position as the leading provider of products and services to the Urology community,” said James Whittenburg, HealthTronics’ chief executive officer. “Endocare has long been an innovator in the field of cryosurgery, and we believe our companies share a common vision of providing physicians and their patients with the best available treatment options. We are delighted to welcome the Endocare team to HealthTronics,” stated Mr. Whittenburg.
“For more than a decade, Endocare has been a leading developer of cryosurgical technologies delivering effective therapeutic relief to patients with prostate cancer,” stated Michael Rodriguez, Endocare’s chief financial officer and co-principal executive officer. “HealthTronics has for years been an advocate and important distributor of the cryoablation technology. By joining forces, we believe that our products will have a wider adoption in the urology community, and we will have access to greater resources to market existing and emerging applications of our technology. We are very excited about the compelling strategic and financial benefits of combining our two companies.”
The exchange offer is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of Endocare common stock on a fully diluted basis, and is expected to close in the third quarter of 2009. Following completion of the exchange offer, Endocare will merge into a wholly-owned subsidiary of HealthTronics and the Endocare shares not acquired in the exchange offer will convert into the right to receive the same consideration as paid in the exchange offer. Mr. Whittenburg will be the chief executive of the combined company.
Shares of HealthTronics will continue to trade on the NASDAQ Global Select Market under the symbol “HTRN”. Aspen Advisors, LP acted as financial advisor and Jackson Walker L.L.P.

acted as legal counsel to HealthTronics. Oppenheimer & Co. Inc. acted as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to Endocare.
About HealthTronics, Inc.
HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.
About Endocare, Inc.
Endocare, Inc. — www.endocare.com — is an innovative medical device company providing minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver and palliative intervention (treatment of pain associated with metastases).
Cautionary Language: Statements made in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements. Although HealthTronics and Endocare believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, among others, the risk that the exchange offer and the merger will not close; the risk that HealthTronics’ business and/or Endocare’s business will be adversely impacted during the pendency of the exchange offer and the merger; the risk that the operations of the two companies will not be integrated successfully; the risk that HealthTronics’ expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; the risk that demand for and acceptance of HealthTronics’ or Endocare’s products or services may be reduced; the risk of changes in governmental regulations; the impact of economic conditions; the impact of competition and pricing; and other factors described from time to time in HealthTronics’ or Endocare’s periodic and current reports filed with the Securities and Exchange Commission.
Important Additional Information
The tender offer described herein has not commenced. In connection with the tender offer, HealthTronics intends to file a registration statement on Form S-4 and a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and Endocare intends to file a solicitation / recommendation statement on Schedule 14D-9. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEALTHTRONICS, ENDOCARE AND THE TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4, Schedule TO and Schedule 14D-9 as well as other filings containing information about HealthTronics and Endocare without charge at the SEC’s web site (http://www.sec.gov) once such documents are filed with the SEC.

A free copy of the tender offer materials, when they become available, will also be available on HealthTronics’ website at www.healthtronics.com and a copy of the Schedule 14D-9 will be available on Endocare’s website at www.endocare.com.